Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
650-934-5200		646-378-2923

VIVUS Announces Closing of $45.8 Million Registered Direct Offering of Common Stock

MOUNTAIN VIEW, Calif., August 24, 2011— VIVUS, Inc. (NASDAQ: VVUS) announced today that it has consummated the previously announced registered direct offering of 6,889,098 shares of its common stock to a select group of institutional investors at $6.65 per share. Gross proceeds to VIVUS from the sale of the common stock in the offering totaled approximately $45.8 million before deduction of an estimated $562,000 in fees and expenses related to the Offering.

All of the shares of common stock were offered pursuant to an effective shelf registration statement on Form S-3ASR (Registration No. 333-161948), including the prospectus dated September 16, 2009 contained therein.

Funds managed by QVT Financial LP were lead investors in the offering with two other existing investors also participating. VIVUS intends to use the proceeds from the financing for general corporate purposes as set forth in the prospectus supplement to the Registration Statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov.

###

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200  Fax 650-934-5389  www.vivus.com